EXHIBIT 99.1

FOR IMMEDIATE RELEASE

iBio, Inc. Receives Financing From Private Offering

October 27, 2010 – Newark, DE – iBio, Inc. (OTCBB: IBPM) announced today that it raised $6 million from the sale of 3 million shares of its common stock, for net proceeds to the company of approximately $5.6 million. Each share was sold at a price of $2.00 per share, and each investor was issued a warrant representing the right to purchase the same number of shares purchased at a cash exercise price of $2.20 per share for a period of five years.

The securities offered and sold by iBio, Inc. in this private offering have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States without registration with the Securities and Exchange Commission or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About iBio, Inc.

iBio, Inc. (OTCBB: IBPM) is a biotech company commercializing its proprietary, transformative iBioLaunch™ technology platform for the production of biologics including therapeutic proteins (orphan biologics, biosimilars and biobetters), antibodies and vaccines. The iBioLaunch platform uses transient gene expression in plants for superior efficiency in protein production. Advantages include significantly lower capital and process costs, and the technology is ideally suited to infectious disease applications where speed, scalability, and surge capacity are important. iBio owns the IP/technology developed at the not-for-profit Fraunhofer USA Center for Molecular Biotechnology, and continues to sponsor development and refinement of the technology for broad applications in human healthcare. Further information is available at www.ibioinc.com.

Contacts:
Corporate:	Robert Erwin	Media/Investor Relations:	Susan Roush
	President		Managing Director
	iBio, Inc.		MDC Group
	302-355-2335		818-222-8330
	rerwin@ibioinc.com		sroush@mdcgroup.com

IBIO, INC. • 9 INNOVATION WAY, SUITE 100 • NEWARK, DE 19711 • TEL: 302-355-0650 • FAX: 302-356-1173 • WWW.IBIOINC.COM